Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Caesars Entertainment, Inc.

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-115641 on Form S-3/A, Registration Statements No. 333-70853 on Form S-3 and Nos. 333-69507, 333-69513, 333-69515, 333-70303 and 333-66336 on Form S-8 of Caesars Entertainment, Inc. of our report dated March 10, 2004, except for the reclassification of the Atlantic City Hilton and Bally’s Tunica as discontinued operations as described in Notes 1 and 3, as to which the date is December 17, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), appearing in this Current Report on Form 8-K of Caesars Entertainment, Inc.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
December 17, 2004